EXHIBIT 2.1

PLAN OF REORGANIZATION

This Plan of Reorganization (the “Plan”), dated as of the 18th day of December 2007, is entered into by and between 1st Century Bank, National Association, a national banking association (the “Bank”), and 1st Century Bancshares, Inc., a Delaware corporation (“Holding Company”).

RECITALS

A.           WHEREAS, it is the desire of the parties to this Plan to adopt a plan of reorganization providing for the formation of a holding company for the Bank (the “Reorganization”);

B.           WHEREAS, the Board of Directors of the Bank has unanimously determined that it is in the best interests of the Bank and its shareholders for the Reorganization to be consummated in accordance with the terms of this Plan; and

C.           WHEREAS, the Reorganization is to be accomplished pursuant to Section 215a-2 of the National Bank Act and Section 5.32 regulations of the Office of the Comptroller of the Currency (the “OCC”) promulgated thereunder which permit a national bank to become a subsidiary of a bank holding company upon consummation of a reorganization, and pursuant to Section 3(a)(5)(c) of the Bank Holding Company Act and Section 225.17(b) of the regulations promulgated thereunder which set forth certain notification requirements to the Board of Governors of the Federal Reserve (the “FRB”) prior to a bank holding company reorganization becoming effective.

D.           WHEREAS, a form of the certificate of incorporation of Holding Company is attached hereto as Exhibit A, which sets forth the rights and privileges of the stockholders of Holding Company to be effective after the Reorganization.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the adequacy and receipt of which consideration is hereby acknowledged, the parties hereto agree and covenant as follows:

ARTICLE ONE

EFFECTIVE DATE OF THE REORGANIZATION

1.1           Effective Date.  Upon satisfaction of each of the conditions set forth in Article Five, and in the absence of any facts which would give either party hereto a right to terminate this Plan (unless such right has been waived), the parties hereto shall execute and cause to be filed with the OCC, the FRB, and other federal or state regulatory agencies as may be required under applicable laws, rules or regulations, such certificates or other documents in order to cause the Reorganization provided for in this Plan to become effective.  The effective date of the Reorganization shall be the date this Plan is certified as effective by the OCC (the “Effective Date”).

1.2           Continued Existence of the Bank.  Following the Reorganization, the existence and all the property, rights, privileges, immunities, powers, franchises and authority of the Bank shall continue and all debts, liabilities and duties of the Bank shall remain unaffected and unimpaired by the Reorganization.  The Bank shall continue to operate under its present name “1st Century Bank, National Association.”

1.3           Directors and Officers of Holding Company and the Bank.  Those persons who, as of the Effective Date, are directors of the Bank shall remain directors of the Bank.  Those persons who, as of the Effective Date, are directors or officers of Holding Company, shall remain directors or officers of Holding Company.

ARTICLE TWO

CONVERSION OF SHARES

2.1           Conversion of Bank Common Stock.

(a)           Exchange Ratio.  Each share of common stock of the Bank (“Bank Common Stock”) outstanding at the Effective Time (other than shares the holders of which have exercised their statutory right to receive payment as described in Section 2.1(c) hereof and other than shares of treasury stock as described in Section 2.1(d) hereof), shall, without any action on the part of the holder thereof, be converted into one share of the common stock of Holding Company (“Holding Company Common Stock”).

(b)           Effect of Share Exchange.  At the Effective Time and as a result of the exchange of Bank Common Stock for Holding Company Common Stock set forth in Section 2.1(a), all of the outstanding shares of Bank Common Stock shall be owned by Holding Company and such ownership shall be evidenced by a stock certificate issued by the Bank to Holding Company.

(c)           Rights of Holders of Certificates of Bank Common Stock.  At the Effective Time, the existing shareholders of the Bank shall own all of the outstanding shares of Holding Company Common Stock.  Certificates theretofore representing shares of Bank Common Stock shall be deemed to be certificates representing an equal number of shares of Holding Company Common Stock without any physical exchange therefor.  Bank Common Stock certificates may, but need not be, surrendered and exchanged by the holders thereof after the Effective Date, for new certificates representing the number of shares of Holding Company Common Stock to which such holders are entitled as set forth in this Plan.  Certificates evidencing ownership of shares of Holding Company Common Stock shall be issued to the holders of lost or destroyed shares of Bank Common Stock upon presentation to Holding Company of such evidence of ownership and agreement of indemnity as Holding Company may reasonably require.

(d)           Dissenters’ Rights.  Following the approval of the Reorganization by the OCC, any person who is then, or was immediately prior to the Effective Time, a shareholder of the Bank and who either (a) voted against the Reorganization at the meeting of the shareholders at which the Reorganization was approved or (b) gave written notice at or prior to such meeting to the presiding officer that he or she dissents from the Plan (each a “Dissenting Shareholder”), shall, pursuant to Section 215a-2 of the National Bank Act, be entitled to receive the value of the shares so held by him or her when the Reorganization is consummated and such shareholder shall have, prior to thirty days after the date of consummation of the Reorganization, made written request to the Bank, accompanied by such shareholder’s stock certificates.

(e)           Cancellation of Treasury Stock.  Each share of Bank Common Stock that is owned by the Bank as treasury stock shall automatically be cancelled and returned and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f)           Sole Rights.  On the Effective Date, the holders of certificates formerly representing Bank Common Stock issued and outstanding on the Effective Date shall cease to have any rights with respect to such Bank Common Stock, and their sole rights on and following the Effective Date shall be with respect to Holding Company Common Stock into which their shares of Bank Common Stock shall have been converted as a result of the Reorganization.

2.2           Stock Benefit Plans.

(a)           Effect of the Reorganization. On the Effective Date, and subject to any requirements of applicable law, the Bank’s 2004 Director and Employee Stock Option Plan (the “Director and Employee Plan”), Amended and Restated 2005 Equity Incentive Plan (the “Equity Incentive Plan”), and 2004 Founder Stock Option Plan (the “Founder Plan”) (the Director and Employee Plan, The Equity Incentive Plan, and the Founder Plan are, collectively, the “Plans”) shall be assumed by Holding Company and shall become the Plans of Holding Company.  Each unexercised option or other right to acquire Bank Common Stock granted under the Plans, shall become an unexercised option to purchase the same number of shares (adjusted thereafter where appropriate pursuant to the anti-dilution provisions of the Plans, if any) of Holding Company Common Stock on the same terms and conditions (including, but not limited to, the same option exercise price), or, in the case of the Equity Incentive Plan, shall become the right to receive Holding Company Common Stock as equity incentives on the same terms and conditions and shall no longer represent any right to acquire Bank Common Stock nor any interest in Bank Common Stock.

(b)           Amendment to Awards under the Plans.  Holding Company shall enter into amended award agreements under each of the Plans (collectively, the “Amended Agreements”) with each holder of awards under the Plans.  The Amended Agreements shall provide that the holders of each outstanding award granted pursuant to the Plans shall accept Holding Company Common Stock in lieu of Bank Common Stock upon the exercise of options, as an award of restricted stock, or upon the receipt of any other form of award, as applicable, under each of the Plans.

2.3           Other Employment Agreements and Benefit Plans.  On the Effective Date, and subject to any adjustments in the Bank’s capitalization between the date hereof and the Effective Date, all rights to purchase, sell or receive Bank Common Stock and all rights to elect to make payment in Bank Common Stock under any agreement between the Bank and any director, officer or employee thereof or under any plan or program of the Bank shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Holding Company Common Stock and an identical right to make payment in Holding Company Common Stock under such agreement between the Bank and any director, officer or employee thereof or under such plan or program of the Bank.

2.4           Reservation and Issuance of Stock. On the Effective Date, the Board of Directors of Holding Company shall be deemed to have reserved, or authorized the issuance of, as the case may be, an amount of shares of Holding Company Common Stock, and such shares shall automatically be so reserved or so authorized, as the case may be, in respect of the agreements, plans and programs referred to in the foregoing Sections 2.2 and 2.3 equal to the amount of shares of Bank Common Stock that the Bank had reserved or authorized for issuance, as the case may be, in respect of such agreements, plans and programs immediately prior to the Effective Date.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Bank.  The Bank represents and warrants as follows:

(a)           Corporate Standing of the Bank.  The Bank is a national association duly incorporated, validly existing and in good standing under the laws of the United States; it has the corporate power and certificates of authority, licenses, permits and other documentation to own its property and to carry on its business as presently conducted; and it is qualified to transact business as a corporation in the State of California and is in good standing in the jurisdictions in which its principal properties are located.

(b)           Authorized Stock of the Bank.  As of the date hereof, the Bank is authorized to issue 50,000,000 shares of Bank Common Stock, of which (A) 9,913,884 shares are issued and outstanding; (B) 1,155,673 shares are subject to outstanding stock options under the Director and Employee Plan, (C) 133,700 shares are subject to outstanding stock options under the Founder Plan; (D) 304,250 shares are subject to restrictions on transferability or vesting or other lapse restrictions pursuant to the Equity Incentive Plan.

3.2           Representations and Warranties of Holding Company.  Holding Company represents and warrants as follows:

(a)           Corporate Standing of Holding Company.  Holding Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California; it has the corporate power to own its property and to carry on its business as now conducted; and it is qualified to transact business as a foreign corporation and is in good standing in the jurisdictions in which its principal properties are located.

(b)           Authorized Stock of Holding Company.  As of the date hereof, Holding Company is authorized to issue 50,000,000 shares of Holding Company Common Stock of which none is issued and outstanding and 10,000,000 shares of preferred stock of which none is issued and outstanding.

ARTICLE FOUR

CONDITIONS

4.1           Conditions to Performance by Holding Company and Bank.  The obligations of Holding Company and the Bank to effect the Reorganization hereunder shall be subject to the following conditions:

(a)           Representations and Warranties.  The representations and warranties of each party herein contained shall be true on and as of the Effective Date with the same effect as though made as of such date, except for any variations permitted by this Plan.  Each party shall have performed all covenants and obligations and complied with all conditions required by this Plan to be performed or complied with by it prior to the Effective Date and shall have delivered to the other party a certificate, dated the Effective Date, and signed by its President and Chief Executive Officer to the foregoing effect.

(b)           Authorization of Directors.  The execution and delivery of this Plan shall have been duly authorized and approved by the Boards of Directors of Holding Company and the Bank.

(c)           Approval of Shareholders.  The holders of two-thirds of the issued and outstanding shares of the Bank Common Stock shall, at a meeting of the shareholders of the Bank, have voted in favor of the adoption and approval of this Plan.

(d)           Registration of Shares of Holding Company Common Stock.  The shares of Holding Company Common Stock to be issued to the holders of Bank Common Stock pursuant to this Plan:  (i) shall have been registered or qualified for such issuance under the Securities Act of 1933, as amended (the “Securities Act”); or (ii) shall have been determined by counsel for Holding Company to be exempt from registration under the Securities Act; and (iii) shall have been registered or qualified for issuance under all applicable state securities laws; or (iv) shall have been determined by counsel for Holding Company to be exempt from registration or qualification under such state securities laws.

(e)           Government Approvals.  Any and all approvals of the OCC and the FRB, and any and all additional necessary or appropriate governmental agencies required for the lawful consummation of the Reorganization and the issuance and delivery of Holding Company Common Stock as contemplated by this Plan shall have been obtained.

(f)           Consents of Third Parties.  Holding Company and the Bank shall have obtained all such consents, permissions and approvals from third parties, including governmental bodies or agencies, as required by Section 5.1(e) above, as may be required to permit it to perform this Plan in accordance with its terms, except for such consents with regard to agreements and arrangements which are not, in the aggregate, material to Holding Company and the Bank.

ARTICLE FIVE

TERMINATION

5.1           Termination.  This Plan may be terminated:  (i) at the election of either party if any one or more of the conditions to its obligations herein shall not have been fulfilled and shall have become incapable of fulfillment, or (ii) by mutual consent of the respective Boards of Directors of the parties hereto.

5.2           No Further Liability.  In the event of the termination of this Plan pursuant to any of the foregoing provisions, each party shall pay all costs and expenses incurred by it in connection with this Plan and the transactions contemplated hereby, and no party shall have any further liability or obligation of any nature to any other party.

ARTICLE SIX

MISCELLANEOUS

6.1           Waiver, Amendment, etc. Any of the terms or conditions of this Plan which may legally be waived may be waived at any time by any party hereto which is, or the shareholders of which are, entitled to the benefit thereof, by action taken or authorized by the Board of Directors of such party.  Any of the terms or conditions of this Plan which may legally be amended or modified may be amended or modified in whole or in part at any time by an agreement in writing, executed in the same manner as this Plan after authorization to do so by the Boards of Directors of the parties hereto and by the shareholders of the parties hereto if such amendment would change the principal terms of this Plan. Any such amendment or modification made subsequent to the approval of this Plan by the shareholders of the Bank shall require the prior approval of the OCC and the FRB if, in the opinion of counsel for the Bank, such approval is necessary or appropriate.

6.2           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if and when delivered personally or mailed by certified or registered mail, postage prepaid, addressed as follows:

If to the Bank:	Jason P. DiNapoli
1st Century Bank, N. A.
1875 Century Park East, Suite 1400
Los Angeles, CA 90067

If to Holding Company:	Jason P. DiNapoli
1st Century Bancshares, Inc.
1875 Century Park East, Suite 1400
Los Angeles, CA 90067

6.3           Governing Law.  This Plan is made pursuant to, and shall be construed under and be governed by the laws of the State of Delaware, except to the extent federal law is mandatorily applicable.

6.4           Counterparts.  This Plan may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

6.5           Entire Agreement.  This Plan sets forth all the terms, conditions, agreements, understandings and provisions of the Bank and Holding Company with respect to the Reorganization.

IN WITNESS WHEREOF, the parties below have caused this Plan to be signed on its behalf by an officer thereunto duly authorized, all as of the date first set forth above.

1ST CENTURY BANK, N.A.

By:	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

1ST CENTURY BANCSHARES, INC.

By:	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer